Exhibit 1.1

Flex Ltd.

$250,000,000 3.750% Notes due 2026

$325,000,000 4.875% Notes due 2030

Underwriting Agreement

August 13, 2020

BofA Securities, Inc.

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

As Representatives of the

several Underwriters listed in Schedule 1 hereto

c/o BofA Securities, Inc.
One Bryant Park
New York, New York 10036

c/o MUFG Securities Americas Inc.

1221 Avenue of the Americas, 6th Floor
New York, New York 10020

c/o SMBC Nikko Securities America, Inc.

277 Park Avenue, 5th Floor
New York, New York 10172

c/o U.S. Bancorp Investments, Inc.
214 North Tryon Street, 26th Floor
Charlotte, North Carolina 28202

Ladies and Gentlemen:

Flex Ltd., a Singapore incorporated public company limited by shares and having company registration no. 199002645H, acting (subject to Section 16(m) hereof) through its Bermuda branch having a principal place of business from which it conducts operations in accordance with its permit located at 16 Par-la-Ville Road, Hamilton HM08 Bermuda (the “Company”), proposes to issue and sell to the several Underwriters listed in Schedule 1 hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), $250,000,000 principal amount of its 3.750% Notes due 2026 (the “2026 Notes”) and $325,000,000 principal amount of its 4.875% Notes due 2030 (the “2030 Notes”, and together with the 2026 Notes, the “Securities”). The Securities will be issued pursuant to an Indenture dated as of June 6, 2019 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended by a Third Supplemental Indenture dated as of May 12, 2020 (the “Third Supplemental Indenture”), as further amended by a Fourth Supplemental Indenture to be dated as of the Closing Date (as defined below) (the “Fourth Supplemental Indenture” and, together with the Base Indenture and the Third Supplemental Indenture, the “Indenture”). The 2026 Notes will form a single series and be fully fungible with the $425,000,000 aggregate principal amount of 3.750% Notes due 2026 issued on May 12, 2020 pursuant to the Base Indenture and the Third Supplemental Indenture (the “Outstanding 2026 Notes”), and the 2030 Notes will form a single series with and be fully fungible with the $325,000,000 aggregate principal amount of 4.875% Notes due 2030 issued on May 12, 2020 pursuant to the Base Indenture and the Third Supplemental Indenture (the “Outstanding 2030 Notes” and, together with the Outstanding 2026 Notes, the “Outstanding Securities”).

The Company hereby confirms its agreement with the several Underwriters concerning the purchase and sale of the Securities, as follows:

1.            Registration Statement. The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”), a registration statement on Form S-3 (File No. 333-222773), including a prospectus relating to securities (the “Shelf Securities”), including the Outstanding Securities and the Securities, to be issued from time to time by the Company. Such registration statement, as amended at the date of this Agreement, including the information, if any, deemed pursuant to Rule 430A, 430B or 430C under the Securities Act to be part of the registration statement at the time of its effectiveness, is referred to herein as the “Registration Statement” and the related prospectus covering the Shelf Securities dated January 29, 2018 in the form first used (or made available upon request of purchasers pursuant to Rule 173 under the Securities Act) in connection with the confirmation of sales of the Securities is referred to herein as the “Basic Prospectus.” The Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Securities in the form first used (or made available upon request of purchasers pursuant to Rule 173 under the Securities Act) in connection with confirmation of sales of the Securities is hereinafter referred to as the “Prospectus” and the term “Preliminary Prospectus” means any preliminary form of the Prospectus. Any reference in this agreement (this “Agreement”) to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the effective date of the Registration Statement or the date of such Preliminary Prospectus or the Prospectus, as the case may be and any reference to “amend”, “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) that are deemed to be incorporated by reference therein. This Agreement, the Securities and the Indenture are hereinafter referred to, collectively, as the “Transaction Documents.” Capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Statement and the Prospectus.

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At or prior to 4:35 p.m. New York City time on August 13, 2020, the time when sales of the Securities were first made (the “Time of Sale”), the Company had prepared the following information (collectively, the “Time of Sale Information”): a Preliminary Prospectus dated August 13, 2020, and each “free-writing prospectus” (as defined pursuant to Rule 405 under the Securities Act) listed on Annex A hereto.

2.            Purchase and Sale of the Securities.

(a)           On the basis of the representations, warranties and agreements set forth herein, and subject to the conditions set forth herein, the Company agrees to issue and sell the Securities to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities set forth opposite such Underwriter’s name in Schedule 1 hereto at the prices set forth in Schedule 2. The Company will not be obligated to deliver any of the Securities except upon payment for all the Securities to be purchased as provided herein.

(b)           The Company understands that the Underwriters intend to make a public offering of the Securities as soon after the effectiveness of this Agreement as in the judgment of the Representatives is advisable, and initially to offer the Securities on the terms set forth in the Time of Sale Information. The Company acknowledges and agrees that the Underwriters may offer and sell Securities to or through any affiliate of an Underwriter and that any such affiliate may offer and sell Securities purchased by it to or through any Underwriter.

(c)           Payment for and delivery of the Securities will be made at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California 94025 at 10:00 A.M., New York City time, on August 17, 2020, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representatives and the Company may agree upon in writing. The time and date of such payment and delivery is referred to herein as the “Closing Date”.

(d)          Payment for the Securities shall be made by wire transfer in immediately available funds to the account(s) specified by the Company to the Representatives against delivery to the nominee of The Depository Trust Company (“DTC”), for the respective accounts of the several Underwriters, of one or more global notes representing the Securities (collectively, the “Global Notes”), with any transfer taxes payable in connection with the sale of the Securities duly paid by the Company. The Global Notes will be made available for inspection by the Representatives not later than 1:00 P.M., New York City time, on the business day prior to the Closing Date.

(e)           The Company acknowledges and agrees that each Underwriter is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, neither the Representatives nor any other Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Representatives or any Underwriter of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Representatives or such Underwriter, as the case may be, and shall not be on behalf of the Company, as the case may be, or any other person.

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3.            Representations and Warranties of the Company. The Company represents and warrants to each Underwriter that:

(a)          Preliminary Prospectus. No order preventing or suspending the use of any Preliminary Prospectus has been issued by the Commission, and each Preliminary Prospectus, at the time of filing thereof, complied in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by or on behalf of such Underwriter through the Representatives expressly for use in any Preliminary Prospectus, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 7(b) hereof.

(b)          Time of Sale Information. The Time of Sale Information, as of the Time of Sale does not, and as of the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements in or omissions from the Time of Sale Information based upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 7(b) hereof. No statement of material fact included in the Prospectus has been omitted from the Time of Sale Information and no statement of material fact included in the Time of Sale Information that is required to be included in the Prospectus has been omitted therefrom.

(c)          Issuer Free Writing Prospectus. The Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company or its agents and representatives (other than a communication referred to in clauses (i) (ii) and (iii) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Securities Act or Rule 134 under the Securities Act, (ii) the Preliminary Prospectus, (iii) the Prospectus, (iv) the documents listed on Annex A hereto, including a Pricing Term Sheet substantially in the form of Annex B hereto, which constitute part of the Time of Sale Information and (v) any electronic road show or other written communications, in each case approved in writing in advance by the Representatives. Each such Issuer Free Writing Prospectus complies in all material respects with the Securities Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the Securities Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus accompanying, or delivered prior to delivery of, such Issuer Free Writing Prospectus, at the Time of Sale, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements in or omissions from any such Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 7(b) hereof.

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(d)          Registration Statement and Prospectus. The Registration Statement is an “automatic shelf registration statement” as defined under Rule 405 of the Securities Act that has been filed with the Commission not earlier than three years prior to the date hereof; and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company. No order suspending the effectiveness of the Registration Statement has been issued by the Commission and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Company or related to the offering has been initiated or, to the Company’s knowledge, threatened by the Commission; as of the applicable effective date of the Registration Statement and any amendment thereto, the Registration Statement complied and will comply in all material respects with the Securities Act and the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Trust Indenture Act”), and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and as of the date of the Prospectus and any amendment or supplement thereto and as of the Closing Date, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to (i) that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the Trust Indenture Act or (ii) any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by or on behalf of such Underwriter through the Representatives expressly for use in the Registration Statement and the Prospectus and any amendment or supplement thereto, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 7(b) hereof.

(e)          Incorporated Documents. The documents incorporated by reference in each of the Registration Statement, the Prospectus and the Time of Sale Information, when such incorporated documents were filed with the Commission conformed in all material respects to the requirements of the Exchange Act, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Prospectus or the Time of Sale Information, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(f)           Exchange Act Compliance. The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(g)          Investment Company Act. The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Registration Statement, the Time of Sale Information and the Prospectus, will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

(h)          No Solicitation. The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any Securities (except as contemplated in this Agreement).

(i)           No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that has constituted or that would reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(j)           No Material Adverse Change. Since the date of the most recent financial statements of the Company included or incorporated by reference in each of the Registration Statement, the Time of Sale Information and the Prospectus, (i) there has not been any material change in the capitalization or long-term debt of the Company and its subsidiaries, taken as a whole, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, results of operations or prospects of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case of clauses (i) through (iii) above as otherwise disclosed in each of the Registration Statement, the Time of Sale Information and the Prospectus.

(k)          Organization and Good Standing. The Company and each of the Subsidiaries (as defined below) has been duly chartered, organized or incorporated, as the case may be, and is validly existing as a corporation or other business entity and, in any jurisdiction where such legal concept is applicable, in good standing under the laws of the jurisdiction in which it is chartered, organized or incorporated, as the case may be, with full corporate or other organizational power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in each of the Registration Statement, the Time of Sale Information and the Prospectus, and is duly qualified to do business as a foreign corporation or other business entity and, in any jurisdiction where such legal concept is applicable, is in good standing under the laws of each jurisdiction that requires such qualification, except where any such failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below).

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(l)           Capitalization. The Company had, as of June 26, 2020, the capitalization as set forth in each of the Time of Sale Information and the Prospectus under the heading “Capitalization” in the column labeled “As of June 26, 2020 – Actual”; and all the outstanding shares of capital stock or other ownership interests of the Company and each of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable (where such concepts or functional equivalents are applicable), and, except as otherwise set forth in each of the Registration Statement, the Time of Sale Information and the Prospectus, all outstanding shares of capital stock or other ownership interests of each of the subsidiaries listed on Schedule 3 hereto (individually, a “Subsidiary” and collectively, the “Subsidiaries”) are owned by the Company either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien or encumbrance.

(m)         Prospectus Statements. The statements in the Time of Sale Information and the Prospectus under the headings “Material Tax Consequences” and “Description of Notes” and the statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 incorporated by reference into the Preliminary Prospectus and the Prospectus under the headings “Item 1. Business—Environmental Regulation”, “Item 1. Business—Intellectual Property” and “Item 3. Legal Proceedings”, as supplemented by the Company’s Quarterly Report on Form 10-Q for the quarter ended June 26, 2020, fairly summarize the matters therein described in all material respects, subject to the qualifications and assumptions stated therein.

(n)          Due Authorization. This Agreement has been duly authorized, executed and delivered by the Company; the Indenture has been duly authorized by the Company, and assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the Company, will constitute a legal, valid, binding instrument enforceable against the Company in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency (including without limitation, all laws relating to fraudulent transfers), moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and the Securities have been duly authorized by the Company, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters, will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency (including without limitation, all laws relating to fraudulent transfers), moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

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(o)          No Consents Required. No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein or in the Indenture, except (i) such as may be required under the securities or blue sky laws of any jurisdiction in which the Securities are offered and sold or (ii) such consents, approvals, authorizations or filings that have been, or prior to the Closing Date (as defined below) will be, obtained or made.

(p)          No Conflicts. None of the execution and delivery of this Agreement or the Indenture, the issuance and sale of the Securities, or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or by-laws or comparable constituent documents of the Company or any of its subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except in the cases of clauses (ii) and (iii) above as would not reasonably be expected to have a Material Adverse Effect.

(q)          Financial Statements. The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included or incorporated by reference in each of the Registration Statement, the Time of Sale Information and the Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of Regulation S-X and have been prepared in conformity with generally accepted accounting principles in the United States of America applied on a consistent basis throughout the periods involved (except as otherwise noted therein); and the selected financial data set forth under the caption “Summary—Summary Historical Consolidated Financial Data” in the Time of Sale Information and the Prospectus fairly present in all material respects, on the basis stated in the Time of Sale Information and the Prospectus, the information included or incorporated by reference therein. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Registration Statement, the Time of Sale Information and the Prospectus fairly present the information called for in all material respects and has been prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto.

(r)           Legal Proceedings. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or their property (an “Action”) is pending or, to the knowledge of the Company, threatened that (i) would reasonably be expected to have a material adverse effect on the performance of this Agreement, the Indenture, the Securities or the consummation of any of the transactions contemplated hereby or thereby or (ii) would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”), except as set forth in or contemplated in each of the Registration Statement, the Time of Sale Information and the Prospectus; and (i) there are no current or pending Actions that are required under the Securities Act to be described in the Registration Statement or the Prospectus that are not so described in the Registration Statement, the Time of Sale Information and the Prospectus and (ii) there are no statutes, regulations or contracts or other documents that are required under the Securities Act to be filed as exhibits to the Registration Statement or described in the Registration Statement and the Prospectus that are not so filed as exhibits to the Registration Statement or described in the Registration Statement, the Time of Sale Information and the Prospectus.

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(s)          Title to Real and Personal Property. The Company and each of the Subsidiaries owns or leases or has valid rights to use all such properties as are necessary to the conduct of its operations as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t)           No Violation or Default. Neither the Company nor any of the Subsidiaries is in violation or default of (i) any provision of its charter or bylaws or comparable constituting documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of the Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such Subsidiary or any of its properties, as applicable, except in the case of clauses (ii) and (iii), to the extent any such violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(u)          Independent Accountants. Deloitte & Touche LLP, who has certified certain financial statements of the Company and its consolidated subsidiaries and delivered its reports with respect to the audited and unaudited consolidated financial statements and schedules included or incorporated by reference in the Registration Statement, is an independent registered public accounting firm within the meaning of the Exchange Act and the Securities Act and the rules of the Public Company Accounting Oversight Board.

(v)          No Stamp Taxes. There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale of the Securities.

(w)         Taxes. The Company and each Subsidiary has filed all applicable tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect or except as set forth in or contemplated in each of the Registration Statement, the Time of Sale Information and the Prospectus) and has paid all taxes required to be paid by it (including any taxes required to be withheld by it) and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith and as to which appropriate reserves have been established in accordance with generally accepted accounting principles or as would not reasonably be expected to have a Material Adverse Effect or except as set forth in or contemplated in each of the Registration Statement, the Time of Sale Information and the Prospectus.

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(x)           No Withholding Tax. All payments to be made by the Company on or by virtue of the execution, delivery, performance or enforcement of the Underwriting Agreement under the current laws and regulations of the United States of America, Singapore or Bermuda or any political subdivision thereof (each, a “Taxing Jurisdiction”), will not be subject to withholding, duties, levies, deductions, charges or other taxes under the current laws and regulations of the Taxing Jurisdiction and are otherwise payable free and clear of any other withholding, duty, levy, deduction, charge or other tax in the Taxing Jurisdiction and without the necessity of obtaining any governmental authorization in the Taxing Jurisdiction.

(y)          No Labor Disputes. No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in or contemplated in each of the Registration Statement, the Time of Sale Information and the Prospectus.

(z)           Insurance. (i) The Company and each of its subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; (ii) all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; (iii) the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; (iv) there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; (v) neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for, except in the cases of subclauses (i) through (v) as would not reasonably be expected to have a Material Adverse Effect; and (vi) neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect, except in the cases of subclauses (i) through (vi) as set forth in or contemplated in each of the Registration Statement, the Time of Sale Information and the Prospectus.

(aa)         Licenses and Permits. The Company and the Subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses in the manner described in each of the Registration Statement, the Time of Sale Information and the Prospectus, except for any of the foregoing that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; neither the Company nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in each of the Registration Statement, the Time of Sale Information and the Prospectus.

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(bb)        Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States of America and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information is prepared in accordance with the Commission’s rules and guidelines applicable thereto. As of June 26, 2020, the Company and its subsidiaries’ internal controls over financial reporting are effective and the Company and its subsidiaries are not aware of any material weakness in their internal control over financial reporting and since the end of the Company’s most recent fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(cc)        Disclosure Controls. The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.

(dd)       Certain Environmental Matters. The Company and its subsidiaries are (i) in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive or comply with required permits, licenses or other approvals, or liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except as set forth in or contemplated in each of the Registration Statement, the Time of Sale Information and the Prospectus. Except as set forth in each of the Registration Statement, the Time of Sale Information and the Prospectus, and except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its subsidiaries has received written notice that it is a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(ee)        Further Environmental Matters. In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties); on the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in each of the Registration Statement, the Time of Sale Information and the Prospectus.

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(ff)         Compliance with ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) the minimum funding standard under Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”), has been satisfied by each “pension plan” (as defined in Section 3(2) of ERISA) which has been established or maintained by the Company and/or one or more of its subsidiaries, and the trust forming part of each such plan which is intended to be qualified under Section 401 of the Code is so qualified; (B) each of the Company and its subsidiaries has fulfilled its obligations, if any, under Section 515 of ERISA; (C) neither the Company nor any of its subsidiaries maintains or is required to contribute to a “welfare plan” (as defined in Section 3(1) of ERISA) which provides retiree or other post-employment welfare benefits or insurance coverage (other than “continuation coverage” (as defined in Section 602 of ERISA)); (D) each pension plan and welfare plan established or maintained by the Company and/or one or more of its subsidiaries is in compliance in all material respects with the currently applicable provisions of ERISA; and (E) neither the Company nor any of its subsidiaries has incurred or could reasonably be expected to incur any withdrawal liability under Section 4201 of ERISA, any liability under Section 4062, 4063, or 4064 of ERISA, or any other liability under Title IV of ERISA.

(gg)        Compliance with Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the money laundering statutes and the rules of all applicable jurisdictions and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(hh)        No Conflicts with Sanctions Laws. None of the Company, any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is, or is directly or indirectly owned or controlled by, an individual or entity (a “Person”) that is, (A) currently the subject of any sanctions (i) administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury and the Foreign and Commonwealth Office of the United Kingdom, or other relevant sanctions authority, or (ii) pursuant to the U.S. Iran Sanctions Act, as amended (collectively, “Sanctions”), nor (B) located or organized within, or doing business or operating from, a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea and Syria) (each such country or territory, a “Sanctioned Country”).  The Company will not directly or indirectly use the proceeds from the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing any activities or business of or with any Person, or in any country or territory, that, at the time of such financing, is the subject of Sanctions. For the past five years, neither the Company nor, to the knowledge of the Company or its directors or officers, any of its subsidiaries have knowingly engaged in or are now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

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(ii)          Sarbanes-Oxley Act. The Company and, to the knowledge of the Company, the Company’s directors or officers, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(jj)          No Unlawful Payments. None of the Company, its directors or officers nor, to the knowledge of the Company or its directors and officers, any of its subsidiaries or any other agent, employee or affiliate of the Company or any of its subsidiaries acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that violates the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or the U.K. Bribery Act 2010 or similar law of any other relevant jurisdiction (collectively, the “Anti-Bribery Laws”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the Anti-Bribery Laws; and each of the Company, its subsidiaries and, to the knowledge of the Company, their respective controlled affiliates have conducted their businesses in material compliance with the Anti-Bribery Laws and the Company has instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(kk)         Intellectual Property. The Company and its subsidiaries own, possess the right to use, license the right to use, or have other rights to use (in each case free and clear of all adverse claims, liens or other encumbrances, except for such adverse claims, liens or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), or can acquire on reasonable terms the rights to use, all patents, trade and service marks, trade names, copyrights, domain names (in each case including all registrations and applications to register the same), inventions, trade secrets, technology, know-how, and other intellectual property, (collectively, “Intellectual Property”) material to the conduct of their respective businesses as now conducted or as proposed in each of the Registration Statement, the Time of Sale Information and the Prospectus to be conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by any third party challenging the Company’s or its subsidiaries’ rights in or to any such Intellectual Property; (ii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by any third party challenging the validity, scope or enforceability of any such Intellectual Property; and (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by any third party that the Company or any of its subsidiaries infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of any third party.

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(ll)          Cybersecurity; Data Protection. The Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and, to the knowledge of the Company, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person (other than those notifications provided in accordance with applicable law and which did not result in material cost or liability), nor any material incidents under internal review or investigations relating to the same. The Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification. The Company and its subsidiaries have taken all necessary actions to prepare to comply in all material respects with the European Union General Data Protection Regulation (and all other applicable laws and regulations with respect to Personal Data that have been announced as of the date hereof as becoming effective within 12 months after the date hereof, and for which any non-compliance with same would be reasonably likely to create a material liability) as soon as they take effect.

(mm)      No Immunity. Under the laws of the jurisdiction of its incorporation, the Company would not be entitled to invoke immunity (sovereign or otherwise) from jurisdiction or immunity (sovereign or otherwise) from execution in respect of any action arising out of its obligations under this Agreement.

(nn)        Certificates. Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby (and is subject to the limitations therein, if any), to each Underwriter.

(oo)        Status under the Securities Act. The Company is not an ineligible issuer and is a well-known seasoned issuer, in each case as defined under the Securities Act, in each case at the times specified in the Securities Act in connection with the offering of the Securities.

(pp)        No Restrictions on Subsidiaries. No Subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from making any dividends or other distribution on such Subsidiary’s capital stock or similar ownership interest, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary of the Company, except in each case as would not reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under the Transaction Documents or except as described in or contemplated in the Registration Statement, the Time of Sale Information or the Prospectus.

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(qq)        No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any of them or any Underwriter for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities.

4.            Further Agreements of the Company. The Company covenants and agrees with each Underwriter that:

(a)          Required Filings. The Company will file the final Prospectus with the Commission within the time periods specified by Rule 424(b) and Rule 430A, 430B or 430C under the Securities Act, will file any Issuer Free Writing Prospectus (including the Pricing Term Sheet substantially in the form of Annex B hereto) to the extent required by Rule 433 under the Securities Act; and the Company will file within the time periods required by the Exchange Act all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Securities; and the Company will furnish copies of the Prospectus and each Issuer Free Writing Prospectus (to the extent not previously delivered) to the Underwriters in New York City prior to 10:00 A.M., New York City time, on the business day next succeeding the date of this Agreement in such quantities as the Representatives may reasonably request. The Company will pay the registration fees for this offering within the time period required by Rule 456(b)(1)(i) under the Securities Act (without giving effect to the proviso therein) and in any event prior to the Closing Date.

(b)          Delivery of Copies. The Company will deliver, without charge, to each Underwriter (A) a conformed copy of the Registration Statement as originally filed and each amendment thereto, in each case including all exhibits and consents filed therewith and (B) during the Prospectus Delivery Period (as defined below), as many copies of the Prospectus (including all amendments and supplements thereto and documents incorporated by reference therein) and each Issuer Free Writing Prospectus, in each case, as the Representatives may reasonably request. As used herein, the term “Prospectus Delivery Period” means such period of time after the first date of the public offering of the Securities as in the opinion of counsel for the Underwriters a prospectus relating to the Securities is required by law to be delivered (or required to be delivered but for Rule 172 under the Securities Act) in connection with sales of the Securities by any Underwriter or dealer.

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(c)          Amendments or Supplements; Issuer Free Writing Prospectuses. Before using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus, and before filing any amendment or supplement to the Registration Statement or the Prospectus (other than documents incorporated by reference therein), whether before or after the time that the Registration Statement becomes effective, the Company will furnish to the Representatives and counsel for the Underwriters a copy of the proposed Issuer Free Writing Prospectus, amendment or supplement for review and will not use, authorize, approve, refer to or file any such Issuer Free Writing Prospectus or file any such proposed amendment or supplement to which the Representatives reasonably object in a timely manner; provided, however, that during the Prospectus Delivery Period, the Company will not file any document under the Exchange Act that is incorporated by reference in the Registration Statement or the Prospectus unless, prior to such proposed filing, the Company has furnished the Representatives with a copy of such document for its review and the Representatives have not reasonably objected to the filing of such document; provided further that the Company shall be entitled to file any such document to the extent that counsel for the Company deems such filing to be required in order to comply with applicable law. During the Prospectus Delivery Period, the Company will promptly advise the Representatives when any document filed under the Exchange Act that is incorporated by reference in the Registration Statement or the Prospectus shall have been filed with the Commission.

(d)          Notice to the Representatives. The Company will advise the Representatives promptly, and confirm such advice in writing, (i) when any amendment to the Registration Statement has been filed or becomes effective; (ii) when any supplement to the Prospectus or any amendment to the Prospectus or any Issuer Free Writing Prospectus has been filed; (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; (iv) of the issuance by the Commission of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus, the Prospectus, any Time of Sale Information or any Issuer Free Writing Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act; (v) of the occurrence of any event within the Prospectus Delivery Period and known to the Company as a result of which the Prospectus, any of the Time of Sale Information or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the Time of Sale Information or any such Issuer Free Writing Prospectus is delivered to a purchaser, not misleading; (vi) of the receipt by the Company of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act; and (vii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus, any of the Time of Sale Information, Issuer Free Writing Prospectus or the Prospectus, or suspending any such qualification of the Securities and, if any such order is issued, will use its reasonable best efforts to obtain as soon as possible the withdrawal thereof.

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(e)          Time of Sale Information. If at any time prior to the Closing Date (i) any event occurs or condition exists as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement the Time of Sale Information to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission (to the extent required) and furnish to the Underwriters and to such dealers as the Representatives may designate such amendments or supplements to the Time of Sale Information (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented (including such documents to be incorporated by reference therein) will not, in the light of the circumstances under which they were made, be misleading or so that any of the Time of Sale Information will comply with law.

(f)           Ongoing Compliance. If during the Prospectus Delivery Period (i) any event shall occur or condition shall exist as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Prospectus to comply with law, the Company will promptly notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission and furnish to the Underwriters and to such dealers as the Representatives may designate, such amendments or supplements to the Prospectus (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Prospectus as so amended or supplemented including such documents to be incorporated by reference therein will not, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law.

(g)          Blue Sky Compliance. The Company will use reasonable best efforts, in cooperation with the Underwriters, to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request and will continue such qualifications in effect so long as required for distribution of the Securities; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(h)          Earnings Statement. The Company will make generally available to its security holders and the Representatives as soon as practicable an earnings statement that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the “effective date” (as defined in Rule 158) of the Registration Statement.

(i)           Clear Market. During the period from the date hereof through and including the date that is the day after the Closing Date, the Company will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge, otherwise dispose of or enter into any transaction which is designed or would reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly, or announce the offering, of any debt securities issued or guaranteed by the Company and having a tenor of more than one year.

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(j)            Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described in each of the Registration Statement, the Time of Sale Information and the Prospectus under the heading “Use of Proceeds”.

(k)           DTC. The Company will assist the Underwriters in arranging for the Securities to be eligible for clearance and settlement through DTC.

(l)            No Stabilization. The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(m)          Record Retention. The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Securities Act.

5.            Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees that:

(a)           It has not and will not use, authorize use of, refer to, or participate in the planning for use of, any “free writing prospectus”, as defined in Rule 405 under the Securities Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that, solely as a result of use by such Underwriter, would not trigger an obligation to file such free writing prospectus with the Commission pursuant to Rule 433, (ii) any Issuer Free Writing Prospectus listed on Annex A or prepared pursuant to Section 3(c) or Section 4(c) above (including any electronic road show), or (iii) any free writing prospectus prepared by such Underwriter and approved by the Company in advance in writing (each such free writing prospectus referred to in clauses (i) or (iii), an “Underwriter Free Writing Prospectus”). Notwithstanding the foregoing, the Underwriters may use the Pricing Term Sheet referred to in Annex B hereto without the consent of the Company.

(b)          It is not subject to any pending proceeding under Section 8A of the Securities Act with respect to the offering (and will promptly notify the Company if any such proceeding against it is initiated during the Prospectus Delivery Period).

6.            Conditions of Underwriters’ Obligations. The obligation of each Underwriter to purchase Securities on the Closing Date as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:

(a)          Registration Compliance; No Stop Order. No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding, for such purpose or pursuant to Section 8A under the Securities Act, shall be pending before or threatened by the Commission; the Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the Commission under the Securities Act (in the case of an Issuer Free Writing Prospectus, to the extent required by Rule 433 under the Securities Act) and in accordance with Section 4(a) hereof; and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representatives.

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(b)          Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.

(c)          No Downgrade. Subsequent to the earlier of (A) the Time of Sale and (B) the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded the Securities or any other debt securities or preferred stock issued or guaranteed by the Company or any of its subsidiaries by any “nationally recognized statistical rating organization”, as such term is defined under Section 3(a)(62) under the Exchange Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Securities or of any other debt securities or preferred stock issued or guaranteed by the Company or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading).

(d)          No Material Adverse Change. No event or Material Adverse Effect shall have occurred or shall exist, which event or condition is not described in each of the Time of Sale Information (excluding any amendment or supplement thereto) and the Prospectus (excluding any amendment or supplement thereto) the effect of which in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Prospectus.

(e)          Officers’ Certificate. The Representatives shall have received on and as of the Closing Date a certificate of (x) the chief executive officer of the Company and (y) the principal financial or accounting officer of the Company (i) confirming that such officers have carefully reviewed the Registration Statement, the Time of Sale Information and the Prospectus and, to the knowledge of such officer, the representations set forth in Sections 3(b) and 3(d) hereof are true and correct, (ii) confirming that the other representations and warranties of the Company set forth in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date and (iii) to the effect set forth in paragraphs (a), (c) and (d) above.

(f)          Comfort Letters. On the date of this Agreement and on the Closing Date, Deloitte & Touche LLP shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in each of the Registration Statement, the Time of Sale Information and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date.

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(g)          Opinion and 10b-5 Statement of Counsel for the Company. Venable LLP, special U.S. counsel for the Company, shall have furnished to the Representatives, at the request of the Company, their written opinion and 10b-5 statement, dated the Closing Date and addressed to the Representatives, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Annex C hereto.

(h)          Opinion of Local Counsel. Allen & Gledhill LLP, special Singapore counsel for the Company, shall have furnished to the Representatives, at the request of the Company, its written opinion, dated the Closing Date and addressed to the Representatives, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Annex D hereto.

(i)           Opinion and 10b-5 Statement of Counsel for the Underwriters. The Representatives shall have received on and as of the Closing Date an opinion and 10b-5 statement, addressed to the Representatives, of Davis Polk & Wardwell LLP, counsel for the Underwriters, with respect to such matters as the Representatives may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(j)           No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities.

(k)          Good Standing. The Representatives shall have received on and as of the Closing Date or no more than two (2) business days prior thereto satisfactory evidence of the good standing of the Company, in writing or any standard form of telecommunication, from the appropriate governmental authority of such jurisdiction.

(l)           DTC. The Securities shall be eligible for clearance and settlement through DTC.

(m)         Indenture and Securities. The Indenture shall have been duly executed and delivered by a duly authorized officer of the Company and the Trustee, and the Securities shall have been duly executed and delivered by a duly authorized officer of the Company and duly authenticated by the Trustee.

(n)          Additional Documents. On or prior to the Closing Date, the Company shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriters.

7.            Indemnification and Contribution.

(a)          Indemnification of the Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, directors, officers, employees and agents and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities, joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Time of Sale Information, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in subsection (b) below.

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(b)            Indemnification of the Company. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors and officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any written information furnished to the Company by or on behalf of such Underwriter through the Representatives specifically for use in the Registration Statement, the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Time of Sale Information, it being understood and agreed that the only such information consists of the following in the Preliminary Prospectus and the Prospectus under the caption “Underwriting”: (i) the information contained in the third paragraph, (ii) the information contained in the third sentence of the sixth paragraph and (iii) the information contained in the seventh paragraph.

(c)            Notice and Procedures. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (x) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (y) does not include any statement as to or any finding of fault, culpability or failure to act by or on behalf of any indemnified person. An indemnifying party will not be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the consent of the indemnifying party or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

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(d)            Contribution. In the event that the indemnity provided in paragraph (a) or (b) of this Section 7 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Company and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriters on the other from the offering of the Securities; provided, however, that in no case shall any Underwriter be responsible for any amount in excess of the underwriting discount or commission applicable to the Securities purchased by such Underwriter hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 7(d) are several in proportion to their respective purchase obligations set forth on Schedule 1 hereto and not joint. For purposes of this Section 7, each person who controls an Underwriter within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee, affiliate and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

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8.            Effectiveness of Agreement. This Agreement shall become effective as of the date first written above.

9.            Termination. This Agreement may be terminated in the absolute discretion of the Representatives, by written notice to the Company, if after the execution and delivery of this Agreement and on or prior to the Closing Date (i) trading generally shall have been suspended or materially limited on The New York Stock Exchange or The Nasdaq Global Select Market; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended or limited on The Nasdaq Global Select Market; (iii) a general moratorium on commercial banking activities shall have been declared by U.S. federal, New York State or Singapore authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States or Singapore of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the judgment of the Representatives, impractical or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Prospectus.

10.           Defaulting Underwriter.

(a)           If, on the Closing Date, any Underwriter defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder, the non-defaulting Underwriters may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Underwriter, the non-defaulting Underwriters do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Underwriters to purchase such Securities on such terms. If other persons become obligated or agree to purchase the Securities of a defaulting Underwriter, either the non-defaulting Underwriters or the Company may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Underwriters may be necessary in the Registration Statement, the Time of Sale Information and the Prospectus or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Registration Statement, the Time of Sale Information and the Prospectus that effects any such changes. As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 10, purchases Securities that a defaulting Underwriter agreed but failed to purchase.

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(b)          If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased does not exceed one-tenth of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Underwriter to purchase the principal amount of Securities that such Underwriter agreed to purchase hereunder plus such Underwriter’s pro rata share (based on the principal amount of Securities that such Underwriter agreed to purchase hereunder) of the Securities of such defaulting Underwriter or Underwriters for which such arrangements have not been made.

(c)          If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased exceeds one-tenth of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Underwriters. Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 11 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.

(d)          Nothing contained herein shall relieve a defaulting Underwriter of any liability it may have to the Company or any non-defaulting Underwriter for damages caused by its default.

11.           Payment of Expenses.

(a)           Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company agrees to pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the costs incident to the preparation, printing and filing under the Securities Act of the Registration Statement, the Preliminary Prospectus, any Issuer Free Writing Prospectus, any Time of Sale Information and the Prospectus (including all exhibits, amendments and supplements thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Company’s counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Underwriters); (vi) any fees charged by rating agencies for rating the Securities; (vii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); (viii) all expenses and application fees incurred in connection with the approval of the Securities for book-entry transfer by DTC; (ix) all expenses incurred by the Company in connection with any “road show” presentation to potential investors; (x) the preparation, printing, authentication, issuance and delivery of certificates for the Securities and (xi) any stamp or transfer taxes in connection with the original issuance and sale of the Securities. Except as expressly provided elsewhere herein, the Underwriters will pay all of their own costs and expenses, including without limitation the fees and expenses of their counsel.

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(b)            If (i) the Company for any reason fails to tender the Securities for delivery to the Underwriters or (ii) the Underwriters decline to purchase the Securities for any reason permitted under this Agreement (other than by termination of this Agreement pursuant to Section 9(i), 9(iii) or 9(iv) or for failure of the condition set forth in Section 6(i)), the Company agrees to reimburse the Underwriters for all out-of-pocket costs and expenses (including the reasonable fees and expenses of their counsel) reasonably incurred by the Underwriters in connection with this Agreement and the offering contemplated hereby.

12.            Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto; provided, that the benefit of Section 7 hereof shall inure to the benefit of the parties hereto and their respective successors and the officers and directors and any controlling persons referred to therein, and the affiliates of each Underwriter. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from any Underwriter shall be deemed to be a successor merely by reason of such purchase.

13.            Survival. The respective indemnities, rights of contribution, representations, warranties (it being understood that such representations and warranties are made only as of the date hereof and as of the date of any officers’ certificate delivered pursuant to Section 6(e)) and agreements of the Company and the Underwriters contained in this Agreement or made by or on behalf of the Company or the Underwriters pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Underwriters. The provisions of Sections 7 and 12 through 16 hereof shall survive the termination or cancellation of this Agreement.

14.            Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; and (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act.

15.            Compliance with USA Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

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16.            Miscellaneous.

(a)            Authority of the Representatives. Any action by the Underwriters hereunder may be taken by BofA Securities, Inc., MUFG Securities Americas Inc., SMBC Nikko Securities America, Inc. and U.S. Bancorp Investments, Inc., on behalf of the Underwriters, and any such action taken by BofA Securities, Inc., MUFG Securities Americas Inc., SMBC Nikko Securities America, Inc. and U.S. Bancorp Investments, Inc. shall be binding upon the Underwriters.

(b)            Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Underwriters shall be given to the Representatives c/o BofA Securities, Inc., 50 Rockefeller Plaza, NY1-050-12-01, New York, New York 10020 (fax: (212) 901-7881), Attention: High Grade Debt Capital Markets Transaction Management/Legal; c/o MUFG Securities Americas Inc., 1221 Avenue of the Americas, 6th Floor, New York, New York 10020 (fax: (646) 434-3455), Attention: Capital Markets Group; c/o SMBC Nikko Securities America, Inc., 277 Park Avenue, New York, New York 10172, Attention: Debt Capital Markets - Transaction Management; and c/o U.S. Bancorp Investments, Inc., 214 North Tryon Street, 26th Floor, Charlotte, North Carolina 28202 (fax: (704) 335-2393), Attention: Debt Capital Markets. Notices to the Company shall be given to it at: Flex Ltd., 6201 America Center Drive, San Jose, CA 95002, United States of America, Attention: General Counsel (fax: (408) 935-8147).

(c)            Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

(d)            Submission to Jurisdiction. Any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding. The Company hereby appoints CT Corporation, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, as their authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any State or U.S. federal court in The City of New York and County of New York, by any Underwriter, the directors, officers, employees, affiliates and agents of any Underwriter, or by any person who controls any Underwriter, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Company hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company.

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(e)            Currency. Each reference in this Agreement to U.S. dollars (the “relevant currency”), including by use of the symbol “$”, is of the essence. To the fullest extent permitted by law, the obligation of any party hereto in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the business day immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the party owing such obligation will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

(f)            Waiver of Immunity. To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to themselves or any of their property, the Company hereby irrevocably waives and agrees not to plead or claim such immunity in respect of their obligations under this Agreement.

(g)            Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(h)            Recognition of the U.S. Special Resolution Regimes.

(i)            In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(ii)            In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 16(h):

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

27

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

(i)            Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

(j)            Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(k)            Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

(l)            Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

(m)            Bermuda Branch; Full Recourse Obligations. All obligations of the Company hereunder shall be incurred by the Company at its Bermuda branch having a principal place of business from which it conducts operations in accordance with its permit located at 16 Par-la-Ville Road, Hamilton HM 08 Bermuda and all such obligations by the Company will be made through its Bermuda branch; provided, however, that notwithstanding the foregoing, the Company acknowledges and agrees that the obligations hereunder are full recourse to Flex Ltd., a Singapore public company limited by shares, and are in no manner limited to any extent to any branch thereof and shall in no manner impair the Representatives’ ability or the ability of any person identified in Section 12 hereof to enforce or collect any such obligation from the Company.

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(n)            Other Liabilities Governed by Non-EEA Law / Non-UK Law. Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between the parties hereto, each counterparty to a BRRD Party acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a)            the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any BRRD Party to it under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)            the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)           the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person, and the issue to or conferral on it of such shares, securities or obligations;

(iii)          the cancellation of the BRRD Liability; and

(iv)          the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b)            the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

The terms which follow, when used in this Section 16(n), shall have the meanings indicated.

“Bail-in Legislation” means in relation to the UK and a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Party” means any Underwriter subject to Bail-in Powers.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant BRRD Party.

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(c)       For the avoidance of doubt, to the extent an Underwriter’s obligation to purchase Securities hereunder constitutes a BRRD Liability and such Underwriter does not, on the Closing Date, purchase the full amount of the Notes that it has agreed to purchase hereunder due to the exercise by the Relevant Resolution Authority of its powers under the relevant Bail-in Legislation with respect to such BRRD Liability, such Underwriter shall be deemed, for all purposes of Section 10 of this Agreement, to have defaulted on its obligation to purchase such Notes that it has agreed to purchase hereunder but has not purchased, and Section 10 of this Agreement shall remain in full force and effect with respect to the obligations of the other Underwriters.

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If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

FLEX LTD.

By:	/s/ B. Vijayandran A/L S. Balasingam
Name: B. Vijayandran A/L S. Balasingam
Title: Authorized Signatory

[Signature Page to Underwriting Agreement]

Accepted: As of the date first written above

BOFA SECURITIES, INC.

MUFG SECURITIES AMERICAS INC.

SMBC NIKKO SECURITIES AMERICA, INC.

U.S. BANCORP INVESTMENTS, INC.

For themselves and on behalf of the
several Underwriters listed
in Schedule 1 hereto.

BOFA SECURITIES, INC.

By:	/s/ Laurie Campbell
Name: Laurie Campbell
Title: Managing Director

MUFG SECURITIES AMERICAS INC.

By:	/s/ Brian Cogliandro
Name: Brian Cogliandro
Title: Managing Director

SMBC NIKKO SECURITIES AMERICA, INC.

By:	/s/ Omar F. Zaman
Name: Omar F. Zaman
Title: Managing Director

U.S. BANCORP INVESTMENTS, INC.

By:	/s/ Kyle Stegemeyer
Name: Kyle Stegemeyer
Title: Managing Director

[Signature Page to Underwriting Agreement]

Schedule 1

Underwriter	Principal Amount of 2026 Notes	Principal Amount of 2030 Notes
BofA Securities, Inc.	$38,550,000	$50,115,000
MUFG Securities Americas Inc.	38,550,000	50,115,000
SMBC Nikko Securities America, Inc.	38,550,000	50,115,000
U.S. Bancorp Investments, Inc.	38,550,000	50,115,000
BNP Paribas Securities Corp.	10,350,000	13,455,000
Citigroup Global Markets Inc.	10,350,000	13,455,000
HSBC Securities (USA) Inc.	10,350,000	13,455,000
J.P. Morgan Securities LLC	10,350,000	13,455,000
Mizuho Securities USA LLC	10,350,000	13,455,000
Scotia Capital (USA) Inc.	10,350,000	13,455,000
UniCredit Capital Markets LLC	10,350,000	13,455,000
Academy Securities, Inc.	3,350,000	4,355,000
Banco Bradesco BBI S.A.	3,300,000	4,290,000
Deutsche Bank Securities Inc.	3,350,000	4,355,000
ICBC Standard Bank Plc	3,350,000	4,355,000
Loop Capital Markets LLC	3,300,000	4,290,000
Standard Chartered Bank	3,350,000	4,355,000
Wells Fargo Securities, LLC	3,350,000	4,355,000
Total	$250,000,000	$325,000,000

Schedule 2

$250,000,000 3.750% Notes due 2026

$325,000,000 4.875% Notes due 2030

Purchase Price by Underwriters:

108.694% of the principal amount for the 2026 Notes plus accrued interest from August 1, 2020 to the Closing Date.

114.213% of the principal amount of the 2030 Notes plus accrued interest from May 12, 2020 to the Closing Date.

Schedule 3

Subsidiaries

Flextronics America, LLC

Flextronics Automotive USA (Texas), LLC

Flextronics Computing (Suzhou) Co., Ltd

Flextronics Electronics Technology (Suzhou) Co., Ltd.

Flextronics International Asia-Pacific Ltd

Flextronics International Europe B.V.

Flextronics International Gesellschaft m.b.H.

Flextronics International Japan Co., Ltd.

Flextronics International Kft.

Flextronics International Poland sp. z o.o.

Flextronics International Tecnologia Ltda.

Flextronics International USA, Inc.

Flextronics (Israel) Ltd.

Flextronics Logistics (Hong Kong) Limited

Flextronics Logistics USA, Inc.

Flextronics Manufacturing Europe B.V.

Flextronics Manufacturing (Singapore) Pte. Ltd.

Flextronics Manufacturing S.r.l.

Flextronics Marketing (L) Ltd.

Flextronics ODM Luxembourg S.A.

Flextronics Sales & Marketing (A-P) Ltd.

Flextronics Sales & Marketing North Asia (L) Ltd.

Flextronics Technologies (India) Private Limited

Flextronics Technology (Penang) Sdn. Bhd.

Flextronics Telecom Systems Ltd

NEXTracker Inc.

Pacific Device, Inc.

Power Systems Technologies Ltd.

Flextronics da Amazônia Ltda.

ANNEX A

Time of Sale Information

•	Pricing Term Sheet, dated August 13, 2020

ANNEX B

Pricing Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-222773

Issuer Free Writing Prospectus, dated August 13, 2020

Relating to Preliminary Prospectus Supplement, dated August 13, 2020

Flex Ltd.

Pricing Term Sheet

Issuer:	Flex Ltd. (“Flex”)
Ticker:	FLEX
Expected Ratings (Moody’s/S&P/Fitch)*:	[INTENTIONALLY OMITTED]
Security Type:	SEC Registered
Securities Offered:	$250,000,000 principal amount of 3.750% Senior Notes due 2026 (the “additional 2026 notes”) $325,000,000 principal amount of 4.875% Senior Notes due 2030 (the “additional 2030 notes”)
Trade Date:	August 13, 2020
Settlement Date:	August 17, 2020
Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Day Count:	30/360
Fungibility:

The additional 2026 notes offered hereby will be consolidated, form a single series and be fully fungible with the $425,000,000 aggregate principal amount of the outstanding 3.750% Senior Notes due 2026 issued on May 12, 2020. After giving effect to the issuance of the additional 2026 notes offered hereby, there will be $675,000,000 aggregate principal amount of 3.750% Senior Notes due 2026 outstanding.

The additional 2030 notes offered hereby will be consolidated, form a single series and be fully fungible with the $325,000,000 aggregate principal amount of the outstanding 4.875% Senior Notes due 2030 issued on May 12, 2020. After giving effect to the issuance of the additional 2030 notes offered hereby, there will be $650,000,000 aggregate principal amount of 4.875% Senior Notes due 2030 outstanding.

Use of Proceeds:	Flex intends to use the net proceeds from this offering for general corporate purposes, including to prepay all or a portion of the outstanding indebtedness under its term loan due June 30, 2022 and/or to reduce the level of accounts receivable sales under its asset-backed securitization programs. As of June 26, 2020, there was outstanding $433.4 million of principal amount on Flex's term loan due 2022, and the term loan bears interest at a floating rate (approximately 1.55% as of June 26, 2020). Affiliates of certain of the underwriters are lenders under Flex’s term loan due 2022. Accordingly, the affiliates of such underwriters would receive a portion of the proceeds from this offering pursuant to any repayment of Flex's term loan due 2022.

Additional 2026 Notes

Principal Amount:	$250,000,000
Maturity Date:	February 1, 2026
Coupon:	3.750%
Interest Payment Dates:	February 1 and August 1, commencing February 1, 2021
First Interest Period:	The first interest period for the additional 2026 notes will be from, and including, August 1, 2020 to, but excluding, February 1, 2021. Holders who purchase notes in this offering will pay accrued interest from August 1, 2020 until the settlement date as set forth below.
Public Offering Price:	109.294% of the Principal Amount plus $416,666.67 of accrued interest to, but excluding August 17, 2020. The public offering price will include accrued interest from August 17, 2020 if settlement occurs after that date.
Net Proceeds (after underwriting discount but before expenses):	$272,151,666.67
Benchmark Treasury:	UST 0.250% due July 31, 2025
Benchmark Treasury Price/Yield:	99-20 3/4 / 0.321%
Spread to Benchmark Treasury:	+160 bps
Yield to Maturity:	1.921%
Make-Whole Call:	At any time prior to January 1, 2026, at a discount rate of Treasury plus 50 basis points
Par Call:	On or after January 1, 2026
CUSIP:	33938X AC9
ISIN:	US33938XAC92

Additional 2030 Notes

Principal Amount:	$325,000,000
Maturity Date:	May 12, 2030
Coupon:	4.875%
Interest Payment Dates:	May 12 and November 12, commencing November 12, 2020
First Interest Period:	The first interest period for the additional 2030 notes will be from, and including, May 12, 2020 to, but excluding, November 12, 2020. Holders who purchase notes in this offering will pay accrued interest from May 12, 2020 until the settlement date as set forth below.

Public Offering Price:	114.863% of the Principal Amount plus $4,180,989.58 of accrued interest to, but excluding August 17, 2020. The public offering price will include accrued interest from August 17, 2020 if settlement occurs after that date.
Net Proceeds (after underwriting discount but before expenses):	$375,373,239.58
Benchmark Treasury:	UST 0.625% due May 15, 2030
Benchmark Treasury Price/Yield:	99-07 / 0.708%
Spread to Benchmark Treasury:	+235 bps
Yield to Maturity:	3.058%
Make-Whole Call:	At any time prior to February 12, 2030, at a discount rate of Treasury plus 50 basis points
Par Call:	On or after February 12, 2030
CUSIP:	33938X AB1
ISIN:	US33938XAB10

Joint Book-Running Managers:

BofA Securities, Inc.

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC
Scotia Capital (USA) Inc.

UniCredit Capital Markets LLC

Co-Managers:	Academy Securities, Inc Banco Bradesco BBI S.A. Deutsche Bank Securities Inc. ICBC Standard Bank Plc Loop Capital Markets LLC Standard Chartered Bank Wells Fargo Securities, LLC

* [INTENTIONALLY OMITTED]

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. toll-free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, MUFG Securities Americas Inc. toll-free at 1-877-649-6848, SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

ANNEX C

Form of Opinion of Venable LLP

1.	The Notes, when issued and authenticated in accordance with the terms of the Notes Indenture and issued and delivered by the Company against payment of the purchase price therefor in accordance with the Underwriting Agreement, will conform in all material respects to the statements relating thereto contained in the Time of Sale Information and the Final Prospectus.

2.	The execution and delivery of the Notes Indenture and the Underwriting Agreement by the Company do not, and the performance by the Company thereunder will not (i) conflict with or result in a breach of or default under any of the agreements identified on Schedule A attached hereto (the “Material Agreements”), (ii) violate any provision of any Applicable Law of the State of New York or any Applicable Law of the federal laws of the United States, or (iii) result in an imposition of any lien, charge or encumbrance under the provisions of any of the Material Agreements upon any property, asset or revenue of the Company.

3.	The execution and delivery by the Company of the Notes Indenture and the Underwriting Agreement do not, and the performance by the Company thereunder will not, require any filing with or approval by any governmental authority or regulatory body of the State of New York or the United States of America under any Applicable Law, except (i) as disclosed in the Final Prospectus, (ii) as have been made or obtained prior to the date hereof, or (iii) as may be required under the securities or “blue sky” laws of any jurisdiction in connection with the offer and sale of the Notes.

4.	The Notes Indenture constitutes a valid and binding obligation enforceable against the Company in accordance with its terms. When the Notes have been (a) duly authenticated and delivered by the Trustee in accordance with the Notes Indenture and (b) issued and delivered by the Company against payment of the purchase price therefor in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations enforceable against the Company in accordance with their terms.

5.	The Registration Statement is effective under the Securities Act, and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or threatened by the Commission.

6.	The Registration Statement, as of August 13, 2020, and the Final Prospectus as of its date, each appeared on its face to comply as to form in all material respects with the applicable form requirements for registration statements on Form S-3 under the Securities Act and the rules and regulations thereunder; it being understood, however, that we express no opinion as to Regulation S-T or the financial statements and related notes, financial statement schedules or other financial or accounting data and information included in, incorporated by reference in, or omitted from, the Registration Statement or the Final Prospectus.

7.	The Company is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Final Prospectus will not be, required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended.

8.	The statements in the Time of Sale Information and the Final Prospectus under the heading “Material Tax Consequences - Certain U.S. Federal Income Tax Considerations,” insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, accurately summarize the matters referred to therein in all material respects.

9.	Under the laws of the State of New York relating to the submission to personal jurisdiction, (i) the Company has, pursuant to Section 16(d) of the Underwriting Agreement, Section 1.12 of the Base Indenture and Section 7.03 of the Fourth Supplemental Indenture, validly submitted to the personal jurisdiction of New York State courts and United States of America federal courts located in the City of New York and County of New York in actions arising out of or based upon the Underwriting Agreement, the Base Indenture or the Supplemental Indenture, as the case may be, (ii) the Company validly appointed CT Corporation System for the purpose described in Section 16(d) of the Underwriting Agreement and Section 7.03 of the Fourth Supplemental Indenture, and (iii) service of process effected on CT Corporation System in the manner set forth in Section 16(d) of the Underwriting Agreement and Section 7.03 of the Fourth Supplemental Indenture will be effective to confer valid personal jurisdiction over the Company under the laws of the State of New York in connection with any such action.

10.	Insofar as the statements in the Final Prospectus under the caption “Description of Notes” purport to describe specific provisions of the Notes Indenture and the Notes, such statements present in all material respects an accurate summary of such provisions.

ANNEX D

Form of Opinion of Allen & Gledhill LLP

1.	The Company is a company duly incorporated and validly existing under Singapore law;

2.	The Company has the corporate power and capacity to own or lease its property and to conduct its business as described in the Prospectus;

3.	No consent, approval, authorisation or order of or qualification with any governmental body or agency or stock exchange authority in Singapore is required under Singapore law for the consummation of the transactions contemplated by the Transaction Documents and the issue and delivery of the Notes;

4.	The consummation of each of the transactions contemplated in the Transaction Documents and the issue and offering of the Notes (a) has been, in the case of transactions to which the Company is a party, duly authorised by the Company and (b) do not contravene (1) any provision of Singapore law, (2) the Constitution of the Company, or (3) as far as we are aware, any judgment, order or decree of any governmental body, agency or court of Singapore having jurisdiction over the Company or any of its assets;

5.

a.	Subject to any matters not disclosed to us, the Company has taken all necessary corporate action required under Singapore law to authorise the entry into, and the execution and delivery of, the Underwriting Agreement; and

b.	subject to any matters not disclosed to us, the Company has taken all necessary corporate action required under Singapore law to authorise the entry into, execution and delivery of the Indenture;

6.	The Notes have been duly authorised by the Company and, when the subscription moneys have been paid and entries in respect thereof have been duly made in the register maintained in accordance with the Transaction Documents and subject to paragraph 10, will constitute valid, legally binding and enforceable obligations of the Company under Singapore law;

7.	All payments in respect of the Notes may be paid by the Company to the holder thereof in United States dollars and freely transferred out of Singapore, without the necessity of obtaining any consents, approvals, authorisations, orders or clearances from or registering with any Singapore governmental agency or body or any stock exchange authority and, except as or in the circumstances set forth in the Prospectus Supplement under the caption “Material Tax Consequences—Singapore Tax Considerations”, no taxes (including, without limitation, withholding, stamp, transfer or other taxes) will be imposed by Singapore or any political subdivision or taxing authority thereof or therein on payments of principal and interest in respect of the Notes to holders of the Notes who are not tax residents of Singapore and who do not derive such payments from any trade or business in Singapore;

8.	The boxed sections, as set out in Appendix 1 respectively to this opinion, of the statements in the Prospectus Supplement under the caption "Material Tax Consequences—Singapore Tax Considerations" insofar as such statements constitute summaries of the Singapore legal matters referred to therein, fairly present the information called for with respect to such legal matters and fairly summarise the matters referred to therein;

9.	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents or the Notes, that any Singapore stamp duty be paid on them;

10.	The choice of New York law as the governing law of the Transaction Documents and the Notes will be recognised by the courts of Singapore as a valid choice of law provided that:

a.	such law is proven to the satisfaction of the courts of Singapore;

b.	such law will be disregarded if its application will be illegal or contrary to public policy or any applicable mandatory laws in Singapore; and

c.	matters of procedure including questions of set-off and counter-claim, interest chargeable on judgment debts, priorities, measure of damages, limitation of actions and submissions to the jurisdiction of foreign courts are as a general rule governed by the laws of Singapore to the exclusion of the relevant expressed governing law;

11.	Subject to paragraph 10 and assuming that each Transaction Document is valid, binding and enforceable under New York law, there is no reason so far as the laws of Singapore are concerned why, in any action in the courts of Singapore where New York law as governing law of the Transaction Documents is pleaded and proved, and assuming due authorisation, execution and delivery of the Indenture by the Trustee (as defined in the Indenture), the obligations of the Company under the Transaction Documents would not be valid, binding and enforceable against the Company;

12.	The submission by the Company to the jurisdiction of the New York courts contained in the Underwriting Agreement and the Indenture, and the appointment by the Company of CT Corporation as its agent for service of process in connection with the Underwriting Agreement and the Fourth Supplemental Indenture are, in each case, valid and binding on the Company under Singapore law, save that in cases where the Singapore courts have jurisdiction over a dispute, Singapore is a more appropriate forum for determination of the matter and the ends of justice will be better served by the dispute being determined in before Singapore courts, the Singapore court may in appropriate cases nonetheless exercise its residual jurisdiction to determine the matter;

13.	A final and conclusive judgment on the merits properly obtained against the Company in any competent court of the State of New York or a federal court of the United States of America in New York for a fixed sum of money in respect of any legal suit or proceedings arising out of or relating to any of the Transaction Documents or the Notes and which could be enforced by execution against the Company in the jurisdiction of the relevant court and has not been stayed or satisfied in whole may be sued on in Singapore as a debt due from the Company if:

a.	the relevant court had jurisdiction over the Company, in that the Company was, at the time proceedings were instituted, resident in the jurisdiction in which proceedings had been commenced or had submitted to the jurisdiction of the relevant court;

b.	that judgment was not obtained by fraud;

c.	the enforcement of that judgment would not be contrary to the public policy of Singapore;

d.	that judgment had not been obtained in contravention of the principles of natural justice; and

e.	the judgment of the relevant court did not include the payment of taxes, a fine or penalty.